EXHIBIT 10.2

SENIOR EXECUTIVE RETIREMENT AGREEMENT
Background
Crown Holdings, Inc. maintains the Crown Senior Executive Retirement Plan (the “Plan”) to provide retirement and death benefits to certain of its key management employees.             Thomas A. Kelly (the “Participant”), as an executive of the Company, has been selected to participate in the Plan effective July 24, 2013. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the definitions set forth in the Plan, which is incorporated herein and made a part hereof.
Therefore, the Company and the Participant, both intending to be legally bound, hereby agree as follows:
Agreement
1.Participation Effective Date. The effective date of the Participant's participation in the Plan is July 24, 2013.
2.Normal Retirement Benefit. The Participant has been designated as a Group C Participant and shall be entitled to a Retirement Benefit calculated in accordance with the applicable provision of Section 3.1 of the Plan.
3.Vesting. The Participant shall become 100% vested in his Retirement Benefit as follows:
(i)Upon completing five years of participation in the Plan;
(ii)In the event of a Change in Control while he is employed by the Employer; or
(iii)In the event his employment with the Employer is terminated by reason of his Total Disability or death.

4.Normal Retirement Date. The Participant's Normal Retirement Date is December 1, 2024.
5.Early Retirement Benefit. In the event the Participant's Commencement Date precedes his Normal Retirement Date, his Retirement Benefit shall be the amount determined under Section 3.1 of the Plan, reduced by the standard early retirement reduction factors set forth in Rider No. 1 to the Crown Cork & Seal Company, Inc. Pension Plan (or any successor plan thereto) for the period by which his Commencement Date precedes his Normal Retirement Date.
6.Surviving Spouse Retirement Benefits. If upon the Participant's death he is entitled to a vested Retirement Benefit under the Plan, and he dies prior to his Commencement Date, his surviving spouse, if any, shall receive a lump sum survivor benefit equal to 50% of the present value of the Participant's Retirement Benefit determined at the time of the Participant's death. Such survivor benefit shall be payable as soon as administratively feasible after what would have been the Participant's Commencement Date or upon a Change in Control, if earlier.
7.Form of Benefit. The Participant's Retirement Benefit shall be paid in the form of a cash lump sum. This lump sum payment shall equal the Actuarial Equivalent present value of the Participant's Retirement Benefit.
8.Death Benefits. If upon the Participant's death he is entitled to a vested Retirement Benefit under the Plan, the Company shall pay to the Participant's designated beneficiary a lump sum death benefit equal to five times his annual normal Retirement Benefit, as determined under Article III of the Plan. In the event the Participant fails to properly designate a beneficiary or if the designated beneficiary does not survive the Participant, the death benefit shall be payable to the Participant's estate. This death benefit shall be determined at the applicable time as set forth in the relevant section of the Plan and shall be payable as soon as administratively feasible following the Participant's death.

9.Distribution. The Participant's vested Retirement Benefit shall be paid on the earlier of (a) the Participant's Commencement Date or (b) the occurrence of a Change in Control. Notwithstanding the foregoing, if the Participant's Commencement Date is determined by reference to the Participant's termination of employment, then the payment of the Participant's Retirement Benefit shall be made on the date that is at least six months and one day after the date of the Participant's termination of employment; notwithstanding the foregoing, if the Participant dies within such six month period, the Participant's Retirement Benefits shall be paid to his surviving spouse or his estate, if there is no surviving spouse, as soon as administratively practicable following the Participant's death, as provided in Section 6.1 of the Plan.
10.Terms of the Plan Control. The Participant agrees to be bound in all respects by all provisions of the Plan, as amended and restated effective January 1, 2008 and subsequently amended or restated from time to time, including without limitation, all decisions of the Committee resolving questions concerning the operation and interpretation of the Plan. In all cases in which the Participant has an election or option under the Plan, the Participant must comply with the policies and procedures specified in the Plan or established by the Committee to make such election.
11.Interpretation. The Participant shall be considered a Group C Participant for all purposes of the Plan and this Agreement shall be interpreted accordingly. References to Plan provisions shall mean those provisions of the Plan, as amended and restated effective January 1, 2008 and subsequently amended or restated from time to time. Nothing in the Plan or in this Agreement shall be interpreted to cause a duplication of benefits. Any change or amendment to such Plan provisions that would affect the Participant's rights accrued up to the date of such change or amendment shall be effective as to the Participant only with his written consent; provided that, the Company or the Committee may make non-material changes to administrative policies or procedures without the Participant's consent.

12.General. This Agreement shall not constitute an employment contract between the Company and the Participant and shall not be construed as conferring on the Participant the right to continue in the employ of the Company. The Participant, his beneficiary and his surviving spouse shall have no right to assign, transfer, pledge, encumber or otherwise anticipate any payment or interest under the Plan or this Agreement. The Participant acknowledges that he, his surviving spouse and beneficiary shall have no title to, or secured interest in, any assets the Company sets aside, earmarks or otherwise segregates (including in any trust) for the satisfaction of its liabilities under the Plan or this Agreement.
13.This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, except to the extent superseded by federal law.
14.Taxes. The Participant acknowledges and agrees that Section 6.3 of the Plan shall not apply to any benefit payable to the Participant or the Participant's surviving spouse.

This Agreement is entered into effective as of July 24, 2013.

CROWN HOLDINGS, INC.
____________________________________
By:
/s/ Thomas A. Kelly
THOMAS A. KELLY